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                                                                   EXHIBIT 10(c)

                                 EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between Columbia State Bank, a Washington banking corporation ("Columbia Bank") together with Columbia Banking System, Inc., a Washington corporation ("CBSI") (collectively, the "Employer"), and W. W. PHILIP (the "Executive"). Except for the provisions of Section 4.3 and 4.4, this Agreement shall become effective as of January 1, 1998.

                                    RECITALS

     1. The terms and conditions of an Employment Agreement effective January 1, 1997 provide for Executive's service as the President and Chief Executive Officer of Columbia Bank and the President and Chief Operating Officer of CBSI. The term of that Employment Agreement expires on December 31, 1998 (the "Original Agreement").

     2. On November 19, 1997, and following the passing of Mr. A. G. Espe, Mr. Philip was appointed by the Board of Directors to serve as the Chairman, President and Chief Executive Officer of Columbia Bank and CBSI.

     3. Executive and the Board of Directors of CBSI and Columbia Bank have both indicated their desire to extend the term of Executive's service from December 31, 1998 to December 31, 1999, and to enter into this Agreement on the terms and conditions as set forth below, all of which shall supersede and replace the terms and conditions of the Original Agreement.

     In consideration of the mutual promises made in this Agreement, the parties agree as follows:

                                   AGREEMENT

     1.   EMPLOYMENT.

     Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Agreement.

     2.   TERM.

     The term of this Agreement will commence as of January 1, 1998 and will continue until December 31, 1999, unless extended or sooner terminated as provided in this Agreement; provided that the 1996 Restricted Stock Award described in Section 4.3 shall be granted effective August 28, 1996 and the 1998 Restricted Stock Award described in Section 4.4 shall be granted effective January 28, 1998.

     3.   DUTIES.

          (a) Executive will be Chairman, President and Chief Executive Officer of Columbia Bank and CBSI. In such capacities, and subject to the authority of the Board of Directors of Columbia Bank and CBSI, as appropriate, Executive will render the executive management and perform the tasks in connection with the affairs of Columbia Bank and CBSI that are normal and customary to the positions that he will hold.

          (b) Executive will perform such other duties as may be appropriate to his position and as may be prescribed from time to time by the Board, or that are provided in the Bylaws, of Columbia Bank or CBSI. He will be the person to whom all other officers of Columbia Bank and CBSI report.

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          (c) Executive will devote his best efforts and all necessary time, attention, and effort to the business and affairs of Employer and its affiliates, as such business and affairs now exist or hereafter may be changed or supplemented, in order to properly discharge his responsibilities under this Agreement. He may delegate such of his duties as he sees fit to the other officers of CBSI or its subsidiaries.

     4.   SALARY, BONUS, AND OTHER COMPENSATION.

          4.1  SALARY.

          (a) During the term of this Agreement, Employer will pay Executive an annual base salary of not less than $225,000 per year beginning January 1, 1998.

          (b) CBSI will guarantee payment of any portion of Executive's compensation that may be allocated to a subsidiary of CBSI.

          (c) If this Agreement terminates prior to December 31, 1999, then Employer will pay Executive such greater or lesser amount of the agreed compensation as provided in Section 5.

          4.2 BONUS. Executive will be eligible to participate in the bonus pools, if any, that the Board of Columbia Bank or CBSI may establish for senior executives, either under an executive incentive plan or otherwise.

          4.3  1996 RESTRICTED STOCK AWARD.

          (a) Grant of Restricted Stock Award. In order to reward Executive for his outstanding prior service and to incent Executive to continue as a director following his employment as a senior executive officer, CBSI has granted to the Executive as a Restricted Stock Award a total of Twenty Thousand (20,000) shares of the no par value common stock of CBSI (the "1996 Shares"). The date of grant was August 28, 1996.

          (b) Consideration for Issuance of 1996 Shares. In consideration for the issuance of the 1996 Shares, the Executive agrees to remain as an active executive officer and/or Board member of CBSI and Columbia Bank from August 28, 1996 through the period the 1996 Shares are subject to the escrow, as provided herein. Should the Executive fail, without the express approval of the Board of Directors or the Personnel and Compensation Committee of the Board of Directors (the "Committee"), to remain in such capacity, the 1996 Shares will be redelivered by the Escrow Agent to CBSI and will be canceled. CBSI will have no other remedy for such a breach.

          (c) Escrow. The certificate(s) evidencing the 1996 Shares shall be deposited in escrow immediately upon issuance by CBSI. Columbia Bank shall act as Escrow Agent and, as such, shall hold the 1996 Shares subject to delivery to the Executive or redelivery to CBSI in its corporate capacity, all in accordance with the terms of this Agreement. The Executive hereby grants an irrevocable power of attorney to the Escrow Agent to transfer and deliver the 1996 Shares and the stock certificate(s) evidencing the same in accordance with the terms and provisions of this Agreement and the directions of the Board of Directors or the Committee.

          (d) Escrow Stock Not Transferable. No transfer, pledge or other disposition of the 1996 Shares may be made by the Executive so long as they are held under and remain subject to the escrow.

          (e) Term of Escrow. The 1996 Shares shall be subject to escrow until August 28, 2001 unless sooner terminated in accordance with the terms of this Employment Agreement.

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          (f) Dividends and Voting Rights. During the period while the 1996
Shares are held in escrow, all dividends payable with respect the such 1996 Shares shall be paid by the Escrow Agent directly to the Executive and the Executive shall be entitled to exercise all voting rights with respect to such 1996 Shares, all in the same manner and to the full extent as though such 1996 Shares were held by the Executive free of the escrow.

          (g) Release of Stock From Escrow. 1996 Shares held in escrow pursuant to this Agreement shall be released from such escrow by the delivery of the stock certificate(s) evidencing such 1996 Shares to the Executive (or, in the case of death or disability of the Executive, to the Executive's estate or legal guardian) at the earlier of:

               (i)   August 28, 2001;

               (ii) The death or disability (as defined below) of the Executive;

               (iii) The determination by the Board of Directors or the Committee to authorize the release of such 1996 Shares to the Executive upon the occurrence of any event that the Board or Committee determines to warrant such release; or

               (iv)  The occurrence of a change in control, as defined in
Section 7.2 of this Agreement.

          (h) Termination of Service/Forfeiture of 1996 Shares. In the event of the termination of service as an active executive officer and/or Board member of CBSI or Columbia Bank during the period that the 1996 Shares are held in escrow (and the 1996 Shares are not then released pursuant to the provisions of Section 4.3(g) above), such 1996 Shares shall be forfeited to CBSI and all rights of the Executive with respect thereto terminated, unless, in the case of termination by act of Employer, the Board of Directors or the Committee, within thirty (30) days following such termination, authorizes the release of such 1996 Shares to Executive. Upon the expiration of such thirty (30) day period without action by the Board or Committee to release such 1996 Shares to the Executive, the 1996 Shares shall be deemed forfeited and the stock certificate(s) evidencing the same shall be redelivered to CBSI, whereupon they shall be canceled and retired.

          (i) Reliance by Escrow Agent. The Escrow Agent shall have no liability for action in reliance upon any instructions delivered to it and believed in good faith by it to be from the Board or the Committee.

          4.4  1998 RESTRICTED STOCK AWARD.

          (a) Grant of Restricted Stock Award. In order to reward Executive for his service as Chairman, President and Chief Executive Officer for an extended term and to incent Executive to continue as a director following his employment as a senior executive officer, CBSI hereby grants and issues to and in the name of the Executive as a Restricted Stock Award a total of Twenty Thousand (20,000) shares of the no par value common stock of CBSI (the " 1998 Shares"). The date of grant is January 28, 1998.

          (b) Consideration for Issuance of 1998 Shares. In consideration for the issuance of the 1998 Shares, the Executive agrees to remain as an active executive officer and/or Board member of CBSI and Columbia Bank from January 28, 1998 through the period the 1998 Shares are subject to the escrow, as provided herein. Should the Executive fail, without the express approval of the Committee, to remain in such capacity, the 1998 Shares will be redelivered by the Escrow Agent to CBSI and will be canceled. CBSI will have no other remedy for such a breach.

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          (c) Escrow. The certificate(s) evidencing the 1998 Shares shall be deposited in escrow immediately upon issuance by CBSI. Columbia Bank shall act as Escrow Agent and, as such, shall hold the 1998 Shares subject to delivery to the Executive or redelivery to CBSI in its corporate capacity, all in accordance with the terms of this Agreement. The Executive hereby grants an irrevocable power of attorney to the Escrow Agent to transfer and deliver the 1998 Shares and the stock certificate(s) evidencing the same in accordance with the terms and provisions of this Agreement and the directions of the Board of Directors or the Committee.

          (d) Escrow Stock Not Transferable. No transfer, pledge or other disposition of the 1998 Shares may be made by the Executive so long as they are held under and remain subject to the escrow.

          (e) Term of Escrow. The 1998 Shares shall be subject to escrow until January 28, 2003 unless sooner terminated in accordance with the terms of this Employment Agreement.

          (f) Dividends and Voting Rights. During the period while the 1998 Shares are held in escrow, all dividends payable with respect the such 1998 Shares shall be paid by the Escrow Agent directly to the Executive and the Executive shall be entitled to exercise all voting rights with respect to such 1998 Shares, all in the same manner and to the full extent as though such 1998 Shares were held by the Executive free of the escrow.

          (g) Release of Stock From Escrow. 1998 Shares held in escrow pursuant to this Agreement shall be released from such escrow by the delivery of the stock certificate(s) evidencing such 1998 Shares to the Executive (or, in the case of death or disability of the Executive, to the Executive's estate or legal guardian) at the earlier of:

               (i)   January 28, 2003;

               (ii) The mandatory retirement of Executive from service as a director, as provided in Section 2.3 of CBSI's Bylaws and Section 2.1 of Columbia Bank's Bylaws;

               (iii) The death or disability (as defined below) of the Executive;

               (iv) The determination by the Board of Directors or the Committee to authorize the release of such 1998 Shares to the Executive upon the occurrence of any event that the Board or Committee determines to warrant such release; or

               (iv) The occurrence of a change in control, as defined in Section
7.2 of this Agreement.

          (h) Termination of Service/Forfeiture of 1998 Shares. In the event of the termination of service as an active executive officer and/or Board member of CBSI or Columbia Bank during the period that the 1998 Shares are held in escrow (and the 1998 Shares are not then released pursuant to the provisions of Section 4.4(g) above), such 1998 Shares shall be forfeited to CBSI and all rights of the Executive with respect thereto terminated, unless, in the case of termination by act of Employer, the Board of Directors or the Committee, within thirty (30) days following such termination, authorizes the release of such 1998 Shares to Executive. Upon the expiration of such thirty (30) day period without action by the Board or Committee to release such 1998 Shares to the Executive, the 1998 Shares shall be deemed forfeited and the stock certificate(s) evidencing the same shall be redelivered to CBSI, whereupon they shall be canceled and retired.

          (i) Reliance by Escrow Agent. The Escrow Agent shall have no liability for action in reliance upon any instructions delivered to it and believed in good faith by it to be from the Board or the Committee.

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          4.5  BENEFITS.  In addition to the base salary and bonus payable or potentially payable to Executive pursuant to this Section 4, Executive will be entitled to receive benefits similar to those offered to other senior executives of Employer.

     5.   TERMINATION OF AGREEMENT.

          5.1  EARLY TERMINATION.

          (a) This Agreement may be terminated at any time by the Board of Employer or by Executive, and it shall terminate upon Executive's death or disability. Any termination by the Board of Employer other than termination for cause (as defined below) shall not prejudice Executive's right to compensation or other benefits under this Agreement. Except as provided in Section 7, if Executive voluntarily terminates his employment before December 31, 1999 he will be entitled to such payments as he would have the right to receive upon termination for cause under subsection 5.1 (b).

          (b) Except as provided in Section 7, if Employer terminates this Agreement without cause, Employer shall pay Executive upon the effective date of such termination all salary earned and all reimbursable expenses hereunder incurred through such termination date and, in addition, liquidated damages in an amount equal to the greater of two years' salary or salary for the then-remaining term of the Agreement (without regard to the term) payable hereunder; in such event, all forfeiture provisions regarding the Restricted Stock Award shall lapse. If Employer terminates this Agreement for cause, Employer shall pay Executive upon the effective date of such termination only such salary earned and expenses reimbursable hereunder incurred through such termination date. Executive shall have no right to receive compensation or other benefits for any period after termination for cause.

          (c) For purposes of this Agreement, the term "cause" shall mean willful misfeasance or gross negligence in the performance of his duties, conduct demonstrably and significantly harmful to Employer (including willful violation of any final cease and desist order applicable to Employer or a financial institution subsidiary), or conviction of a felony. For purposes of this Agreement, "disability" shall mean a medically reimbursable physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the duties required under this Agreement. The Board or the Committee, acting in good faith, shall make the final determination of whether Executive is suffering under any disability as herein defined and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by Executive and the Board or the Committee at Employer's expense.

          (d) In the event of termination of this Agreement by reason of Executive's death or disability, all forfeiture provisions regarding the Restricted Stock Award shall lapse.

          5.2 OBLIGATIONS. Except as otherwise provided in Section 7 or in a particular option grant, Executive's rights, if any, to vested but unexercised stock options will continue for a period of one year after early termination, other than termination for cause. In the case of termination for cause, Executive's unvested stock options, if any, shall terminate immediately.

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     6.  RESTRICTIVE COVENANT.

          6.1 NONCOMPETITION. (a) Executive agrees that except as otherwise set forth in this Agreement, he will not, during the term of this Agreement and for a period of two years after the later of (i) expiration of the term of this Agreement, or (ii) completion of service as an active executive officer and/or Board member of CBSI or Columbia Bank pursuant to Section 4.3(b) of this Agreement, directly or indirectly, become interested in, as principal shareholder, director, or officer, any financial institution (other than an institution controlled by, controlling, or under common control with Employer and its affiliates) that competes within the State of Washington with Employer or any of its affiliates, with respect to activities of the type performed by such companies within such service area immediately prior to Executive's termination.

          (b) The restrictions concerning competition after termination as contained in this Section 6.1 shall apply only in the event that Executive voluntarily terminates his employment with Employer without good reason. For purposes of this Agreement, termination for "good reason" shall mean termination by Executive as a result of any material breach of this Agreement by Employer, or any diminution of duties of Executive by the Board of either Columbia Bank or CBSI. The provisions restricting competition by Executive may be waived by the Employer.

          6.2 NONINTERFERENCE. During the noncompetition period described in
Section 6.1, Executive shall not solicit or attempt to solicit any other employee of Employer or its affiliates to leave the employ of those companies, or in any way interfere with the relationship between Employer and any other employee of Employer or its affiliates.

          6.3 INTERPRETATION. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenants set forth above is unreasonably broad, the parties authorize such court or administrative body to narrow the covenants so as to make it reasonable, given all relevant circumstances, and to enforce such revised covenants. The covenants in this paragraph shall survive termination of this Agreement.

     7.   CHANGE OF CONTROL.

          7.1 BENEFITS. The parties recognize that a "change of control" of Employer (as defined in Section 7.2) could be detrimental to Executive's continued employment. Accordingly, in order to give further assurances to the Executive to enter into this Agreement, if:

          (a) There is a change of control of CBSI; and either

          (b) Within 730 days of such change in control, Executive terminates his employment with Employer; or

          (c) At any time from and after sixty days prior to the public announcement by Employer of a transaction that will result in the change of control, Employer (or its successor) terminates Executive's employment without cause, then Executive, as of the date of termination of his employment, subject to the remaining provisions of this Section 7.1, shall be paid or provided with:
(i) continued payment of his base salary and all benefits provided for in this Agreement for a period of two years following termination; and (ii) vesting of all stock options and lapse of all restrictions with respect to the Restricted Stock Award shall occur. The provisions of this Section 7.1 shall survive expiration of the term of the Agreement.

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          7.2 DEFINITION. For purposes of this Agreement, the term "change of control" shall mean the occurrence of one or more of the following events:

          (a) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of CBSI's outstanding common stock;

          (b) Replacement of a majority of the incumbent directors of CBSI or Columbia Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; or

          (c) Dissolution, or sale of fifty percent or more in value of the assets, of either CBSI or Columbia Bank.

          7.3 REIMBURSEMENT. In the event the provisions of this Section 7.3 result in imposition of a tax on Executive under the provisions of Internal Revenue Code (S) 4999, Employer agrees to reimburse Executive for the same, exclusive of any tax imposed by reason of receipt of reimbursement under this
Section 7.3.

     8. DEFERRED COMPENSATION ARRANGEMENT. Executive will be entitled to defer the entire salary and bonus, if any, provided in Sections 4.1 and 4.2 of this Agreement, for the years 1997, 1998 and 1999, which amounts shall accrue interest at the rate paid on 2-year Treasury bills at January 1 of each year, until paid, plus 2% compounded annually, all in accordance with a nonqualified deferred compensation agreement to be entered into between the parties.

     9.   MISCELLANEOUS.

          9.1 This Agreement contains the entire agreement between the parties with respect to Executive's employment with Employer and his covenant not to compete with Employer and its affiliates, and is subject to modification or amendment only upon amendment in writing signed by both parties.

          9.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties, except that Employer's rights and obligations may not be assigned. The provisions of Section
6.1 of this Agreement are intended to confer upon CBSI and its subsidiaries and affiliates the benefits of Executive's covenant not to compete.

          9.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

          9.4 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules ("MAR") adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney's fees to the prevailing party or parties.

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          9.5  Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

          Employer:                   1102 Broadway
                                      Tacoma, WA  98402

          Executive:                  100 Shore Acres Road S.W.
                                      Tacoma, WA  98498

  This Agreement is dated as of January 1, 1998.


COLUMBIA STATE BANK

By:  /s/ Richard S. DeVine
   ----------------------------------
   Richard S. DeVine, Chairman,
   Personnel & Compensation Committee


COLUMBIA BANKING SYSTEM, INC.

By:  /s/ Richard S. DeVine                      /s/ W. W. Philip
   ----------------------------------          --------------------------------
   Richard S. DeVine, Chairman,                W. W. Philip
   Personnel & Compensation Committee          Executive
   Compensation Committee

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